Exhibit 99.1

News Release

Contact:    Frank Esposito
Investor Relations
(216) 682-7003

OMNOVA reports ninth consecutive quarter of year-over-year growth in Specialty Segment volume

BEACHWOOD, OHIO, March 27, 2019 -
First Quarter 2019 Highlights

•	Loss per share for the first quarter of 2019 was $0.10 compared to diluted earnings per share of $0.16 last year.

•	Adjusted Loss per Share for the quarter was $0.06 compared to Adjusted Diluted Earnings per Share of $0.09 last year.

OMNOVA Solutions Inc. (NYSE: OMN) Chief Executive Officer Anne Noonan, commenting on the first quarter of fiscal 2019, said, “As anticipated, we faced challenging economic conditions and volatile markets during the first quarter against the backdrop of an unusually robust first quarter of 2018. These impacts were particularly evident early in the quarter, as customers aggressively managed their purchases to align their own inventory with their customers’ demand. While the pressure began to ease in several markets near quarter end, it was not enough to offset the slow start.

- more -

“We remain confident that our specialization strategy will continue to drive long-term shareholder value. Despite widespread market and industry uncertainty, we recorded our ninth consecutive quarter of volume growth year-over-year in Specialty Solutions. We are pleased with our September 2018 OMNOVA Portugal acquisition, which contributed nicely to specialty coatings volumes and profitability in the quarter. The integration of our OMNOVA Portugal acquisition is continuing as expected with above-plan performance so far this year. Additionally, we saw continued strength in demand for our adhesives & sealants products, where our new proprietary innovation for caulk applications continues to be valued by the market. Our nonwovens business benefited from new wins in non-hygiene applications.
“Our strategic plan to improve margins in the Performance Materials segment remains on track, with progress in several areas during the quarter. The coated fabrics business began shipments of new, high-margin products to a new transportation customer, which should begin to benefit margins during the second quarter. In the tire cord business, we saw margins begin to expand. Additionally, the previously announced closure of our Green Bay, Wisconsin facility remains on track. This action will contribute approximately $7-8 million to operating profit on an annualized basis, primarily benefiting the Performance Materials segment, starting in the third quarter of 2019.
“We are optimistic as we head into the second quarter. In Oil & Gas, we have closed on a significant new business opportunity, and have added additional shifts in two plants to support the record order book. We expect to continue benefiting from new customer wins in nonwovens and the strength of our innovative products in adhesives & sealants. In coatings, our March order book rebounded significantly from the first quarter. Customers are beginning to show signs of confidence heading into the coatings season, but we continue to watch for signs of coatings market volatility. If these positive trends continue, we are optimistic that we can deliver Adjusted Diluted Earnings per Share for 2019 that is higher than 2018’s result,” finished Noonan.

- more -

Consolidated Results for the First Quarter of Fiscal 2019
Loss per share for the first quarter ended February 28, 2019 was $0.10 per share, compared to diluted earnings per share of $0.16 last year. In the first quarter of 2019, the Company recorded charges of $2.0 million primarily for costs in connection with the Green Bay, Wisconsin plant closure and acquisition and integration related expenses. In the first quarter of 2018, the Company recorded charges of $2.9 million primarily related to costs associated with the One OMNOVA restructuring plan.
Adjusted Loss per Share of $0.06 per share for the first quarter of 2019 was lower than Adjusted Diluted Earnings per Share of $0.09 last year driven by general market weakness and the full impact of the Company’s exit from the commodity coated paper market that began in 2018.
Net sales for the quarter were $168.9 million, down 5.5% from last year’s $178.7 million. On a consolidated basis, overall volume was unfavorable by $11.3 million, or 6.3%, as growth in Specialty Solutions was offset predominantly by the decline in Performance Materials due to the Company’s strategic exit from commodity paper chemicals. Last year’s first quarter benefited from commodity paper chemicals as we helped transition our customer to a new supplier. Price and mix had a favorable impact on net sales of $4.1 million, or 2.3%, primarily in Specialty Solutions. Currency translation was unfavorable by $2.6 million, or 1.5%.
SG&A in the quarter was $28.7 million, $0.5 million lower than in the same quarter last year, which includes the first full quarter of SG&A impact from our September 2018 acquisition of OMNOVA Portugal.
Income tax benefit in the quarter was $0.8 million compared to $5.1 million in 2018. Cash taxes were $0.3 million for the quarter compared to $0.5 million last year. At quarter end, the Company has approximately $65.4 million of U.S. federal net operating loss carryforwards and $78.9 million of state and local tax net operating loss carryforwards.
Working capital days at the end of the quarter were 66.8, compared to 67.3 last year, driven by a continued focus on optimizing working capital. Cash used in operations was $8.3 million, compared to $8.0 million last year. The Company typically uses cash in its fiscal first quarter. The Company’s Net

- more -

Leverage Ratio was 3.8x, which is up from 3.3x last year but includes the impact of the OMNOVA Portugal acquisition made in September 2018. (See Tables C and D). Excluding the acquisition of OMNOVA Portugal, the Net Leverage Ratio would have been approximately 3.4x.
Specialty Solutions Segment Results
Net sales for Specialty Solutions during the first quarter of 2019 increased $3.5 million, or 3.2%, to $112.7 million, compared with $109.2 million last year. OMNOVA Portugal accounted for $12.4 million of net sales in the quarter. Volume increases of $1.9 million, or 1.7%, primarily due to the OMNOVA Portugal acquisition, and price improvements of $3.6 million, or 3.3%, drove the year-over-year improvement. Foreign currency translation was unfavorable by $1.6 million. Volumes were positive in the Company’s coatings, adhesives & sealants, and nonwovens businesses. The laminates & films business continued to see the impact of weakness in the RV market. Oil & gas volumes were down due to the timing of shipments, as the Company increases capacity to support the significant new business win.
Segment operating profit was $9.3 million compared with $13.6 million last year. Adjusted Segment Operating Profit was $9.4 million, or 8.3% of net sales, compared to $14.7 million, or 13.5% of net sales, last year. (See Tables A and B). Mix was unfavorable in coatings and laminates & films. Nonwovens was impacted by the unfavorable timing of price adjustments on contracted business, which is expected to be fully offset with pricing resets during the second quarter.
Performance Materials Segment Results
Net sales for Performance Materials during the fourth quarter of 2019 were $56.2 million, down $13.3 million from $69.5 million last year. Paper and carpet were the key drivers of the decline, reflecting the Company’s strategic initiative of reducing dependence on these lines of business. Volume was down $13.3 million, or 19.1%, from last year, primarily due to the Company’s exit from commodity paper chemicals. Foreign exchange was unfavorable by $1.0 million.
Performance Materials’ segment operating loss for the quarter was $2.8 million, compared with an operating profit of $2.1 million last year. The operating loss this year includes $1.7 million of charges

- more -

primarily related to the closure of the Green Bay, Wisconsin facility. Last year’s operating loss included $0.2 million, primarily related to environmental charges. Adjusted Segment Operating Loss was $1.1 million, compared to $2.3 million of Adjusted Segment Operating Profit last year. (See Tables A and B). The primary drivers of the year-over-year decline are the loss of the transitional commodity paper volumes from the first quarter of 2018 and the impact of the reduced margins in carpet that began in March of 2018. The closure of the Green Bay, Wisconsin plant remains on track with the expectation of $7-8 million of annual run-rate savings, primarily benefiting the Performance Materials segment. The Company expects to realize approximately half of the savings during the second half of fiscal 2019, with the fully annualized savings realized in fiscal 2020.
Earnings Conference Call
OMNOVA Solutions has scheduled its Earnings Conference Call for March 27th, 2019 at 11:00 a.m. ET. OMNOVA Solutions’ President and Chief Executive Officer, Anne Noonan will host the live audio event. The call is anticipated to be approximately one hour in length and may be accessed by the public from the investor relations section of the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 10, 2019. A telephone replay also will be available beginning at 1:00 p.m. ET on March 27, 2019, and ending at 11:59 p.m. ET on April 10, 2019. To listen to the telephone replay, callers should dial: (USA) 800-475-6701, access code 465123 or (International) 320-365-3844, access code 465123.

- more -

Non-GAAP and Other Financial Matters

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because Management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Presented on Tables E and F is the Company's Net Leverage Ratio calculation (Net Debt / Adjusted EBITDA). Presented on Table G is the Company's Adjusted Return on Invested Capital calculation (Adjusted Net Operating Profit After Tax / Total Debt and Equity). The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Reconciliation of Reported Segment Net Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended February 28,
(In millions)	2019	2018
Net Sales:
Specialty Solutions	$112.7	$109.2
Performance Materials	56.2	69.5
Total Net Sales	168.9	178.7
Segment Operating Profit:
Specialty Solutions	9.3	13.6
Performance Materials	(2.8)	2.1
Interest expense	(5.0)	(5.1)
Corporate expenses	(6.9)	(8.4)
Income (Loss) Before Income Taxes	(5.4)	2.2
Income tax (benefit) expense	(.8)	(5.1)
Net Income (Loss)	$(4.6)	$7.3
Depreciation and amortization	$8.0	$7.2
Capital expenditures	$7.4	$3.2

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended February 28, 2019
					Table A

(In millions except per share data)	Specialty Solutions	Performance Materials	Combined Segments	Corporate	Consolidated
Net Sales	$112.7	$56.2	$168.9	$—	$168.9

Segment Operating Profit / Corporate Expense	$9.3	$(2.8)	$6.5	$(6.9)	$(.4)
Interest expense	—	—	—	(5.0)	(5.0)
Income (Loss) Before Income Taxes	$9.3	$(2.8)	$6.5	$(11.9)	$(5.4)
Management Excluded Items
Restructuring and severance	—	.7	.7	—	.7
Accelerated depreciation	—	.6	.6	—	.6
Asset impairment, facility closure costs and other	—	.4	.4	—	.4
Acquisition and integration related expense	.1	—	.1	.2	.3
Subtotal for management excluded Items	.1	1.7	1.8	.2	2.0
Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$9.4	$(1.1)	$8.3	$(11.7)	$(3.4)
Income tax expense (25% rate)*					.8
Adjusted Income (Loss)					$(2.6)
Adjusted Diluted Earnings Per Share from Adjusted Income					$(0.06)

*Income Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted Segment Operating Profit as a % of Sales	8.3%	(2.0)%	4.9%
Segment / Corporate Capital Expenditures	$5.0	$2.0	$7.0	$.4	$7.4

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$9.4	$(1.1)	$8.3	$(11.7)	$(3.4)
Unallocated corporate interest expense	—	—	—	5.0	5.0
Segment / Consolidated Adjusted EBIT	9.4	(1.1)	8.3	(6.7)	1.6
Depreciation and amortization	4.9	2.4	7.3	.1	7.4
Segment / Consolidated Adjusted EBITDA	$14.3	$1.3	$15.6	$(6.6)	$9.0

Adjusted EBITDA as a % of sales	12.7%	2.3%	9.2%		5.3%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended February 28, 2018
					Table B

(In millions except per share data)	Specialty Solutions	Performance Materials	Combined Segments	Corporate	Consolidated
Net Sales	$109.2	$69.5	$178.7	$—	$178.7

Segment Operating Profit / Corporate Expense	$13.6	$2.1	$15.7	$(8.4)	$7.3
Interest expense	—	—	—	(5.1)	(5.1)
Income (Loss) Before Income Taxes	$13.6	$2.1	$15.7	$(13.5)	$2.2
Management Excluded Items
Restructuring and severance	.7	—	.7	.6	1.3
Acquisition and integration related expense	.4	—	.4	.2	.6
Environmental costs	—	.2	.2	—	.2
Deferred financing fees written-off	—	—	—	.8	.8
Subtotal for management excluded Items	1.1	.2	1.3	1.6	2.9
Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$14.7	$2.3	$17.0	$(11.9)	$5.1
Income tax expense (30% rate)*					(1.2)
Adjusted Income (Loss)					$3.9
Adjusted Diluted Earnings Per Share from Adjusted Income					$0.09

*Income Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted Segment Operating Profit as a % of Sales	13.5%	3.3%	9.5%
Segment / Corporate Capital Expenditures	$2.4	$.8	$3.2	$—	$3.2

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$14.7	$2.3	$17.0	$(11.9)	$5.1
Unallocated corporate interest expense	—	—	—	5.1	5.1
Segment / Consolidated Adjusted EBIT	14.7	2.3	17.0	(6.8)	10.2
Depreciation and amortization	4.1	3.0	7.1	.1	7.2
Segment / Consolidated Adjusted EBITDA	$18.8	$5.3	$24.1	$(6.7)	$17.4

Adjusted EBITDA as a % of sales	17.2%	7.6%	13.5%		9.7%

- more -

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended February 28, 2019
					Table C
(In millions except per share data)	Specialty Solutions	Performance Materials	Combined Segments	Corporate	Consolidated
Net Sales	$491.2	$268.8	$760.0	$—	$760.0

Segment Operating Profit / Corporate Expense	$66.3	$(14.7)	$51.6	$(25.5)	$26.1
Interest expense	—	—	—	(19.2)	(19.2)
Income (Loss) Before Income Taxes	$66.3	$(14.7)	$51.6	$(44.7)	$6.9
Management Excluded Items
Restructuring and severance	—	1.8	1.8	.3	2.1
Accelerated depreciation	.1	1.7	1.8	—	1.8
Asset impairment, facility closure costs and other	1.1	14.9	16.0	.1	16.1
Environmental costs	—	(.1)	(.1)	—	(.1)
Gain on sale of assets	—	—	—	(.9)	(.9)
Acquisition and integration related expense	1.3	.2	1.5	2.1	3.6
Subtotal for management excluded items	2.5	18.5	21.0	1.6	22.6
Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$68.8	$3.8	$72.6	$(43.1)	$29.5
Income tax expense					(7.4)
Adjusted Income (Loss)					$22.1
Adjusted Diluted Earnings Per Share From Adjusted Income					$0.49

Adjusted Segment Operating Profit as a % of Sales	14.0%	1.4%	9.6%
Segment / Corporate Capital Expenditures	$19.4	$7.3	$26.7	$1.3	$28.0

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$68.8	$3.8	$72.6	$(43.1)	$29.5
Unallocated corporate interest	—	—	—	19.2	19.2
Segment / Consolidated Adjusted EBIT	68.8	3.8	72.6	(23.9)	48.7
Depreciation and amortization	18.3	10.7	29.0	.2	29.2
Segment / Consolidated Adjusted EBITDA	$87.1	$14.5	$101.6	$(23.7)	$77.9

Adjusted EBITDA as a % of sales	17.7%	5.4%	13.4%		10.3%

Net Leverage
Total short and long-term debt (excluding OID and deferred financing fees of $7.6M. )					$327.7
Less cash					(34.1)
Net Debt (Debt less Cash)					$293.6

Net Leverage Ratio*					3.8x
* The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended February 28, 2018
					Table D
(In millions except per share data)	Specialty Solutions	Performance Materials	Combined Segments	Corporate	Consolidated
Net Sales	$456.9	$330.3	$787.2	$—	$787.2

Segment Operating Profit / Corporate Expense	$64.0	$(15.2)	$48.8	$(31.3)	$17.5
Interest expense	—	—	—	(21.4)	$(21.4)
Income (Loss) Before Income Taxes	$64.0	$(15.2)	48.8	$(52.7)	$(3.9)
Management Excluded Items
Restructuring and severance	1.1	1.4	2.5	3.1	5.6
Asset impairment, facility closure costs and other	.3	33.5	33.8	1.8	35.6
Environmental costs	—	(1.8)	(1.8)	—	(1.8)
Deferred financing fees written-off	—	—	—	.8	.8
Pension settlement	—	—	—	.4	.4
Acquisition and integration related expense	.4	—	.4	.5	.9
Subtotal for management excluded items	1.8	33.1	34.9	6.6	41.5
Adjusted Segment Operating Profit / Corporate Expense before Income Taxes	$65.8	$17.9	83.7	$(46.1)	$37.6
Income tax expense					(11.0)
Adjusted Income (Loss)					$26.6
Adjusted Diluted Earnings Per Share from Adjusted Income					$0.59

Adjusted Segment Operating Profit as a % of Sales	14.4%	5.4%	10.6%
Segment / Corporate Capital Expenditures	$13.7	$10.2	$23.9	$.7	$24.6

Adjusted Segment Operating Profit / Corporate Expense Before Income Taxes	$65.8	$17.9	$83.7	$(46.1)	$37.6
Unallocated corporate interest expense	—	—	—	21.4	21.4
Segment / Consolidated Adjusted EBIT	65.8	17.9	83.7	(24.7)	59.0
Depreciation and amortization	15.2	11.5	26.7	1.7	28.4
Segment / Consolidated Adjusted EBITDA	$81.0	$29.4	$110.4	$(23.0)	$87.4

Adjusted EBITDA as a % of sales	17.7%	8.9%	14.0%		11.1%

Net Leverage
Total short and long-term debt (excluding OID and deferred financing fees of $6.7M.)					$320.8
Less cash and restricted cash					(36.1)
Net Debt (Debt less Cash and Restricted Cash)					$284.7

Net Leverage Ratio**					3.3 x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
February 28, 2019
			Table E
Adjusted Return on Invested Capital	Trailing Twelve Months Ended	Twelve Months Ended

	February 28,	November 30,
	2019	2018	2017
Adjusted Net Operating Profit After Tax:	(Dollars in Millions)
Adjusted income from continuing operations	$22.1	$28.5	$24.8
Interest add back excluding debt premium	19.2	19.3	21.5
Tax effect of interest add back*	(4.8)	(4.8)	(6.5)
Total Adjusted Net Operating Profit After Tax	$36.5	$43.0	$39.8

Debt and Equity:
Short-term debt	$4.3	$4.2	$4.2
Long-term debt	317.0	318.7	349.8
Total shareholders' equity	57.0	57.6	38.2
Total Debt and Equity	$378.3	$380.5	$392.2

Adjusted Return on Invested Capital	9.6%	11.3%	10.1%

*Tax rate is based on the Company's estimated normalized annual effective tax rate of 25% for 2019 and 2018, and 30% for 2017.

Notice on Forward-Looking Statements
This press release includes descriptions of OMNOVA’s current business, operations, and financial condition, as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally. Other risks and uncertainties are more specific to the Company’s businesses and strategy, or to any new businesses the Company may enter into or acquire. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations, or financial condition, as well as the Company's actual and projected results and the value of your investment in the Company. In some cases, such impact could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s business, operations, and financial condition and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained or referenced herein. All such descriptions and any forward-looking statements speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
The Company's actual and projected results and the value of your investment in OMNOVA may differ, perhaps materially, from expectations due to a number of risks and uncertainties including, but not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) changes in raw material prices and availability; (3) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (4) the risk of doing business in foreign countries and markets; (5) the highly competitive markets the Company serves and continued consolidations among its competitors and customer base; (6) extensive and increasing governmental regulation, including environmental, health and safety regulations; (7) the Company's inability to protect its intellectual property or successfully defend itself from intellectual property claims; (8) claims and litigation; (9) changes in accounting policies, standards, and interpretations; (10) the actions of activist shareholders; (11) risks inherent in the operation of manufacturing facilities; (12) the Company's inability to achieve or achieve in a timely manner the objectives and benefits of cost reduction initiatives; (13) the Company's ability to develop and commercialize new products that can be value priced; (14) the Company's ability to identify and complete strategic transactions; (15) the Company’s ability to successfully integrate acquired companies; (16) information system failures and breaches in security; (17) the Company's use of purchase orders rather than long-term contracts for most of its business; (18) the disproportionate impact of certain product lines on the Company's operating profitability; (19) customer credit risk; (20) continued increases in healthcare costs; (21) the Company's ability retain or attract key employees; (22) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (23) the Company's contribution obligations under its U.S. pension plan; (24) the Company's reliance on foreign financial institutions to hold some of its funds; (25) the effect of goodwill impairment charges; (26) the volatility in the market price of the Company’s common shares; (27) the Company's substantial debt position; (28) a decision to

- more -

incur additional debt; (29) the operational and financial restrictions contained in the Company's debt agreements; (30) the effects of a default under the Company's term loan or revolving credit facility; (31) the Company's ability to generate sufficient cash to service its outstanding debt; and (32) potential changes in the LIBOR calculation method and the expected phase-out of LIBOR.

OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2018 Form 10-K and subsequent filings with the Securities and Exchange Commission, which are available online at www.omnova.com and www.sec.gov.

OMNOVA Solutions Inc. is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA’s sales for the last twelve months ended February 28, 2019 were approximately $760 million. The Company has a global workforce of approximately 1,900. Visit OMNOVA Solutions on the internet at www.omnova.com.

- more -

OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended
	February 28,
	2019	2018
Net sales	$168.9	$178.7
Cost of goods sold (exclusive of depreciation)	132.0	132.1
Gross profit	36.9	46.6

Other costs and expenses:
Selling, general and administrative	28.7	29.2
Depreciation and amortization	8.0	7.2
Restructuring and severance	1.1	1.3
Interest expense	5.0	5.1
Debt issuance costs write-off	—	.8
Acquisition and integration related expense	.3	.6
Other (income) expense, net	(.8)	.2
Total other costs and expenses	42.3	44.4
Income (loss) before income taxes	(5.4)	2.2
Income tax (benefit) expense	(.8)	(5.1)
Net Income (Loss)	$(4.6)	$7.3

Net income (loss) per share - Basic and Diluted	$(.10)	$.16

Weighted average shares outstanding - basic	44.7	44.6
Weighted average shares outstanding - diluted	44.7	45.0

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets

	February 28, 2019	November 30, 2018
	(Unaudited)	(Audited)
	(Dollars in millions, except share amounts)
ASSETS:
Current Assets
Cash and cash equivalents	$34.1	$54.1
Accounts receivable, net	107.9	112.1
Inventories, net	89.7	78.8
Prepaid expenses and other	12.0	8.0
Total Current Assets	243.7	253.0

Property, plant and equipment, net	207.8	205.8
Intangible assets, net	52.7	53.5
Goodwill	71.4	70.9
Other non-current assets	5.4	6.0
Total Assets	$581.0	$589.2

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$4.3	$4.2
Accounts payable	94.5	101.1
Accrued payroll and personal property taxes	19.2	15.5
Employee benefits	3.2	2.9
Other current liabilities	9.9	10.1
Total Current Liabilities	131.1	133.8

Long-term debt	317.0	318.7
Post-retirement benefits other than pensions	5.2	5.3
Pension liabilities	50.8	51.6
Deferred income taxes	12.2	13.4
Other non-current liabilities	7.7	8.8
Total Liabilities	524.0	531.6

Shareholders’ Equity
Common stock - $0.10 par value; 135.0 million shares authorized; 48.3 million shares issued; 44.8 and 44.9 million shares outstanding as of February 28, 2019 and November 30, 2018, respectively	4.8	4.8
Additional contributed capital	346.2	345.9
Retained deficit	(150.5)	(145.4)
Treasury stock at cost - 3.5 and 3.4 million shares as of February 28, 2019 and November 30, 2018, respectively	(25.5)	(25.3)
Accumulated other comprehensive loss	(118.0)	(122.4)
Total Shareholders’ Equity	57.0	57.6
Total Liabilities and Shareholders’ Equity	$581.0	$589.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended February 28,
	2019	2018
	(Dollars in Millions)
Operating Activities:
Net income (loss)	$(4.6)	$7.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8.0	7.2
Amortization and write-off of deferred financing fees	.4	1.1
Non-cash stock compensation expense	.3	.5
Provision for uncollectible accounts	.1	—
Provision for obsolete inventories	.6	.6
Deferred income taxes	(.4)	(5.8)
Other	.1	—
Changes in operating assets and liabilities, net of effect from acquisitions and divestitures of businesses:
Accounts receivable	4.0	(8.2)
Inventories	(11.5)	(6.9)
Other current assets	(3.9)	(2.2)
Current liabilities	2.2	(6.5)
Other non-current assets	(1.3)	5.4
Other non-current liabilities	(2.3)	(.5)
Net Cash Provided by (Used in) Operating Activities	(8.3)	(8.0)
Investing Activities:
Capital expenditures	(7.4)	(3.2)
Business acquisitions	(2.8)	(.1)
Net Cash Provided by (Used In) Investing Activities	(10.2)	(3.3)
Financing Activities:
Proceeds from borrowings	15.2	—
Repayment of debt obligations	(17.2)	(41.0)
Employee tax withholding related to redemption of common shares	(.3)	(.5)
Net Cash Provided by (Used in) Financing Activities	(2.3)	(41.5)
Effect of exchange rate changes on cash and cash equivalents	.8	.9
Net Increase (Decrease) In Cash And Cash Equivalents	(20.0)	(51.9)
Cash and cash equivalents at beginning of period	54.1	88.0
Cash And Cash Equivalents At End Of Period	$34.1	$36.1